040105

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Articles of Incorporation

(PURSUANT TO NRS CHAPTER 78)

Filed in the office of [signature] Barbara K. Cegavske Secretary of State State of Nevada	Document Number 20150411417-76 Filing Date and Time 09/16/2015 3:45 PM Entity Number E0440542015-7

(This document was filed electronically.)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

1. Name of Corporation: GO TO GREEN LANDSCAPING INC.

2. Registered Agent for Service of Process: (check only one box)

[X] Commercial Registered Agent: NEVADA BUSINESS SERVICES
Name

[ ] Noncommercial Registered Agent (name and address below) **OR** [ ] Office or Position with Entity (name and address below)

Name of Noncommercial Registered Agent **OR** Name of Title of Office or Other Position with Entity

Street Address / City / Nevada / Zip Code

Mailing Address (if different from street address) / City / Nevada / Zip Code

3. Authorized Stock: (number of shares corporation is authorized to issue)

Number of shares *with par value:* 200000000 Par value per share: $ 0.001 Number of shares *without par value:* 0

4. Names and Addresses of the Board of Directors/Trustees: (each Director/Trustee must be a natural person at least 18 years of age; attach additional page if more than two directors/trustees)

	Name	Street Address	City	State	Zip Code
1)	TOM TOTH	825 WESTERN AVENUE	GLENDALE	CA	92010
2)	JOHN SCAVO	825 WESTERN AVENUE	GLENDALE	CA	92010

5. Purpose: (optional; required only if Benefit Corporation status selected)

The purpose of the corporation shall be: INTENTIONALLY LEFT BLANK

6. Benefit Corporation: (see instructions) [ ] Yes

7. Name, Address and Signature of Incorporator: (attach additional page if more than one incorporator)

I declare, to the best of my knowledge under penalty of perjury, that the information contained herein is correct and acknowledge that pursuant to NRS 239.330, it is a category C felony to knowingly offer any false or forged instrument for filing in the Office of the Secretary of State.

Name: THOMAS E STEPP

X THOMAS E STEPP
Incorporator Signature

Address: 15707 ROCKFIELD BLVD. City: IRVINE State: CA Zip Code: 92618-9700

8. Certificate of Acceptance of Appointment of Registered Agent:

I hereby accept appointment as Registered Agent for the above named Entity.

X NEVADA BUSINESS SERVICES
Authorized Signature of Registered Agent or On Behalf of Registered Agent Entity

Date: 9/16/2015

This form must be accompanied by appropriate fees.

SUPPLEMENT TO CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION
OF
GO TO GREEN LANDSCAPING, INC., A NEVADA CORPORATION

8. 20,000,000 of the shares of capital stock that this corporation has authority to issue constitute a separate and single class of shares known as Preferred Stock, which shall have a par value of $.001 and may be issued in one or more series. The Board of Directors of this corporation is vested with authority to determine and specify the designations and the preferences, limitations, relative rights, including voting rights, if any of each such series by resolution or resolutions, which designations, preferences, limitations and rights need not be approved by the shareholders or the holders of any class or series of shares of this corporation, except as provided by law. All shares of Preferred Stock of the same series shall be identical with each other in all respects.

9. The provisions of Sections 78.378 to 78.3793, inclusive, of the Nevada Revised Statutes shall not apply to this corporation.

10. This corporation elects not to be governed by Sections 78.411 to 78.444, inclusive, of the Nevada Revised Statutes.

11. To the fullest extent from time to time permitted by law, no director or officer of this corporation shall be personally liable to this corporation or its shareholders for damages for breach of any duty owed to this corporation or its shareholders. Neither the amendment nor repeal of this article, nor the adoption of any provision of these Articles of Incorporation inconsistent with this article, shall eliminate or reduce the protection afforded by this article to a director or officer of this corporation with respect to any matter which occurred, or any cause of action, lawsuit, or claim which, but for this article, would have accrued or arisen, prior to such amendment, repeal, or adoption.

12. (a) This corporation will indemnify to the fullest extent permitted by law any person (the "Indemnitee") made or threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (whether or not by or in the right of this corporation) because such person is or was a director or officer of this corporation or is or was serving as a director, officer, employee or agent of another entity at the request of this corporation or any predecessor of this corporation against judgments, fines, penalties, excise taxes, amounts paid in settlement and costs, charges and expenses (including attorneys' fees and disbursements) that such person incurs in connection with such action or proceeding.

(b) The right to indemnification specified in these articles will continue as to an Indemnitee who has ceased to hold the position by virtue of which he or she was entitled to indemnification and will inure to the benefit of his or her heirs and personal representatives.

(c) The right to indemnification and to the advancement of expenses specified in these articles are not exclusive of any other rights that an Indemnitee may have or acquire pursuant to any statute, bylaw, agreement, vote of stockholders or disinterested directors, these articles, or otherwise.

(d) This corporation's obligation, if any, to indemnify or to advance expenses to any Indemnitee who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or other entity will be reduced by any amount such Indemnitee may collect as indemnification or advancement of expenses from such other entity.

(e) This corporation will, from time to time, reimburse or advance to any Indemnitee the funds necessary for payment of expenses, including attorneys' fees and disbursements, incurred in connection with defending any proceeding for which he or she is indemnified by this corporation, in advance of the final disposition of such proceeding; provided that this corporation has received the undertaking of such director or officer to repay any such amount so advanced if it is ultimately determined by a final and unappealable judicial decision that the director or officer is not entitled to be indemnified for such expenses.